Exhibit 77(d)

Effective January 30, 2015, the JPMorgan International Equity Income Fund adopted changes to its name, benchmark, and main investment strategies, as set forth in a filing made under Rule 497 of the Securities Act of 1933 with the Securities and Exchange Commission on November 21, 2014.

Effective on or about March 1, 2016, the JPMorgan Emerging Markets Equity Fund adopted changes to its 80% policy and investment strategies, as set forth in a filing made under Rule 497 of the Securities Act of 1933 with the Securities and Exchange Commission on December 15, 2015.